Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 26th day of August, 2003 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”) located at 10550 North Torrey Pines Road, La Jolla, California 92037, and Ambrx, Inc., a Delaware corporation (“Licensee”) located at 10410 Science Center Drive, San Diego, California 92121, with respect to the facts set forth below.

RECITALS

A.  TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to the development of technologies for the incorporation of unique amino acids into peptides and proteins in vivo.

B.  Licensee is engaged in research and development activities relating to modifying the structure, function and activity of peptides, proteins and other molecules.

C.  TSRI has disclosed to Licensee certain technology and TSRI has the right to grant a license to the technology, subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government.

D.  TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, a sole worldwide right and license to certain patent rights and materials of TSRI, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth herein.

1.1  Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Licensee. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. Unless otherwise specified, the term Licensee includes Affiliates.

1.2 Benchmarks. The term “Benchmarks” is defined in Section 6.1 (Commercial Development Plan).

1.3  Commercial Development Plan. The term “Commercial Development Plan” is defined in Section 6.1 (Commercial Development Plan) below.

1.4  Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information of TSRI or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that the receiving party can establish by competent proof that it:

(a) Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party;

or

(b) Was known to the receiving party prior to the date of disclosure, which knowledge was acquired independently and not from another party hereto (or such party’s employees); or

(c) Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure;

or

(d) Has been published by a third party as a matter of right; or

(e)  Is required to be disclosed by law or court order, in which event the party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and prior to making such disclosure that party shall notify the other party, not later than ten (10) days before the disclosure in order to allow that other party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

1.5  Field. The term “Field” shall mean all fields of use. The Field shall be comprised of several sub-fields (the “Sub-Fields”), consisting of the following:

1.5.1 Human Therapeutic: The term “Human Therapeutic” shall mean any compound, mixture of compounds, formulation or biological preparation, administered individually or in conjunction to cause a pharmacological effect or activity, to treat a specific disease state or medical condition, or to prevent the onset of a specific disease, state or medical condition in humans;

1.5.2 Human Diagnostic: The term “Human Diagnostic” shall mean any compound, mixture of compounds, formulation or biological preparation, administered individually or in conjunction to permit the diagnosis, identification or monitoring of a disease, state or condition in humans;

1.5.3 Human Imaging Reagents: The term “Human Imaging Reagents” shall mean any compound, mixture of compounds, formulation or biological preparation, administered individually or in conjunction to permit the detection or visualization of a disease state or medical condition in humans;

1.5.4 Research Tool: The term “Research Tool” shall mean any composition of matter, method, device, or improvement thereon utilized for internal drug discovery purposes by a party other than Licensee or an Affiliate; and

1.5.5 Other: The term “Other” shall mean all other fields of use.

1.6  Licensed Biological Materials. The term “Licensed Biological Materials” shall mean (i) the materials to be supplied by TSRI, as identified using the process more particularly described in Section 2 (Delivery) below, (ii) any progeny, mutants, or derivatives thereof supplied by TSRI, and (iii) any progeny, mutants or derivatives thereof created by Licensee.

1.7  Licensed Patent Rights. The term “Licensed Patent Rights” shall mean rights arising out of or resulting from (a) the U.S./PCT Patent Application(s) set forth on Exhibit A; (b) the foreign patent applications of (a); (c) all foreign and domestic patents proceeding from (a) and (b); (d) divisionals, continuations, substitutions, reissues, reexaminations, renewals and extensions of any patent or application set forth in (a)-(c) above; and (e) all claims of continuations-in-part that are entitled to the benefit of the priority date of (a), so long as said patents in (a) - (e) above have not been held invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

1.8  Licensed Product. The term “Licensed Product” shall mean (a) any product which cannot be made, used, imported, sold, or offered for sale without infringing a Valid Claim under the Licensed Patent Rights in the country for which the product is made, used, imported or sold; or (b) any product which utilizes or incorporates Licensed Biological Materials.

1.9  Licensed Process. The term “Licensed Process” shall mean any process which (a) cannot be performed without infringing a Valid Claim of Licensed Patent Rights in the country where the process is performed; or (b) utilizes or incorporates Licensed Biological Materials.

1.10 Licensed Service. The term “Licensed Service” shall mean the performance of a service for a third party, which performance (a) cannot be performed without infringing a Valid Claim of Licensed Patent Rights in the country where the service is performed, or (b) utilizes or incorporates Licensed Biological Material.

1.11 Licensed Technology. The term “Licensed Technology” shall mean any and all rights owned by TSRI in any technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, or data applicable to the inventions claimed in the Licensed Patent Rights (but excluding anything in the public domain and subject to any TSRI pre-existing obligations to third parties), which were conceived or reduced to practice by Peter Schultz or other TSRI personnel under his supervision, prior to the Effective Date, which are not covered by Licensed Patent Rights but which are reasonably necessary to practice inventions covered by the Licensed Patent Rights.

1.12 Net Sales. The term “Net Sales” shall mean the gross amount invoiced by Licensee or its Affiliate(s), for all sales of Licensed Products, Licensed Processes and Licensed Services less (a) discounts actually allowed; (b) credits for claims, allowances, retroactive price reductions or returned goods; (c) prepaid freight and transit insurance; (d) sales taxes or other governmental charges actually paid in connection with sales of Licensed Products, Licensed Processes or Licensed Services (but excluding what are commonly known as income taxes and value-added taxes); (e) amounts payable resulting from governmental (or agency thereof) mandated rebate programs; and (f) any other specifically identifiable amounts included in gross sales that will be credited for reasons substantially equivalent to those listed hereinabove. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated or the Licensed Product shipped for delivery, Licensed Process completed, or Licensed Service provided.

1.13 New License Agreement is defined in Section 3.6(b).

1.14 “Novartis Research Products Non-Exclusive License” shall mean the non-exclusive, worldwide license rights (without right to sublicense) granted by TSRI to Novartis under the Licensed Patent Rights to make and use (but not to sell) “Research Products.” “Research Products” is defined to mean any product, process or device which is designed or utilized for discovering, improving, developing, or testing a Therapeutic Product, Preventative Medicine Product, or Diagnostic Product, but which is not utilized as a Therapeutic Product, Preventative Medicine Product, or Diagnostic Product (as said terms are defined in the TSRI-Novartis agreement).

1.15 Royalty Report. The term “Royalty Report” is defined in Section 6.4 (Reports on Net Sales and Sublicensing Revenues).

1.16 Sub-Field. The term “Sub-Field” is defined in Section 1.5 above.

1.17 Sublicense. The term “Sublicense” shall mean any sublicense between Licensee and a third party (other than an Affiliate) pursuant to which Licensee has granted to such third party the right to make (or have made), import and/or sell Licensed Products, or to whom Licensee has granted the right to practice any method that would infringe a Valid Claim within the Licensed Patent Rights, or to whom Licensee has granted the right to use a Licensed Process or Licensed Technology, in each case with respect to Licensed Products made by such third party (or by another entity pursuant to such third party’s “have made” rights), or Licensed Process or Licensed Services rendered by such third party to its customers and end users, and not for internal purposes or use.

1.18 Sublicensee. The term “Sublicensee” shall mean a third party (other than an Affiliate) who has entered into a Sublicense with Licensee.

1.19 Sublicensing Revenues. The term “Sublicensing Revenues” shall mean [***].

1.20 Valid Claim. The term “Valid Claim” shall mean a claim of an issued patent within the Licensed Patent Rights that has not lapsed, expired, been canceled, or become abandoned, and has not been held unenforceable, unpatentable or invalid by a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. The term Valid Claim shall also include the claims of a pending patent application within the Licensed Patent Rights for a period of five (5) years from the date of first examination of that patent application in a particular country.

2. Delivery. On or before the expiration of thirty (30) days from the Effective Date, the parties shall meet and agree upon a list of Licensed Biological Materials to be supplied by TSRI to Licensee hereunder. Promptly upon completing such list, the parties shall initial the list and attach it to this Agreement. The biological materials identified on such list shall be the “Licensed Biological Materials” described in Section 1.6(i). The failure of the parties to agree on such list upon the expiration of thirty (30) days from the Effective Date shall give either party the right to make a demand for arbitration under Section 14.9 (Arbitration) below. Promptly upon the identification of the Licensed Biological Materials hereunder, TSRI shall deliver to Licensee the Licensed Biological Materials.

3. Grant of License.

3.1  Grant of License for Licensed Products. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement (including, without limitations, Sections 3.8, 3.9 and 3.10), a sole, exclusive, worldwide right and license under the Licensed Patent Rights to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import Licensed Products in the Field.

3.2  Grant of License for Licensed Processes. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement (including, without limitations, Sections 3.8, 3.9 and 3.10), a sole, exclusive, worldwide right and license under the Licensed Patent Rights to use and have used, to sell and have sold, and to offer to sell Licensed Processes in the Field.

3.3  Grant of License for Licensed Services. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement (including, without limitations, Sections 3.8, 3.9

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and 3.10), a sole, exclusive, worldwide right and license under the Licensed Patent Rights to use and have used, to sell and have sold, and to offer to sell Licensed Services in the Field.

3.4  Grant of License for Licensed Biological Materials. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement (including, without limitations, Sections 3.8, 3.9 and 3.10), a sole, exclusive, worldwide right and license to the Licensed Biological Materials to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Biological Materials in the Field.

3.5  Grant of License for Licensed Technology. TSRI hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, a non-exclusive, worldwide right and license to the Licensed Technology to make and have made, to use and have used, to sell and have sold, to offer to sell, to lease and to import in the Field, any Licensed Products, Licensed Processes, Licensed Services, and/or Licensed Biological Materials.

3.6 Sublicensing.

(a)  Licensee shall have the right to grant Sublicenses (and subsequent tiers of sub-Sublicenses) to any party with respect to the rights conferred upon Licensee under this Agreement, provided, however, that any such Sublicense shall be subject in all respects to the provisions contained in this Agreement (excluding the payments specified in Sections 4, 5 and 8.3 hereof). In the event of a conflict between this Agreement and the terms of any Sublicense, the terms of this Agreement shall control. Licensee shall forward to TSRI a copy of any and all fully executed Sublicense within thirty (30) days after execution.

(b)  Any Sublicense may survive termination of this Agreement for the benefit of TSRI, in accordance with the provisions of this Section 3.6(b). TSRI hereby grants to each Sublicensee of Licensee hereunder an option to obtain directly from TSRI a license agreement on substantially same terms and conditions set forth in the applicable Sublicense. On or before the expiration of sixty (60)  days from the date of termination of this Agreement pursuant to Section 12 (Term and Termination), each Sublicensee may provide TSRI with written notice of intent to exercise the option set forth in this Section 3.6(b). TSRI shall enter into a license agreement directly with each such Sublicensee (the “New License Agreement”) on substantially the same terms and conditions as those under the sublicense between such Sublicensee and Licensee, including but not limited to sublicense royalty rate, sublicense scope, sublicense territory, and duration of sublicense grant; provided, however, (i) that Sublicensee shall agree in the New License Agreement to a term providing that in no event shall TSRI be liable to Sublicensee for any actual or alleged breach of such Sublicense by Licensee; and (ii) that in no event shall TSRI be obliged to accept provisions in the New License Agreement (A) unless such provisions correspond to rights granted by Licensee to Sublicensee in conformance with this Agreement, and such provisions are not in conflict with the material rights, duties and obligations accruing to Licensee under this Agreement; or (B) where such provisions are inconsistent with TSRI’s legal obligations under any other Sublicense granted by Licensee, or by applicable federal, state or local statute or regulation.

3.7  No Other License. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of TSRI other than Licensed Patent Rights and the Licensed Technology, regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

3.8  Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Licensee and TSRI acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to the rights of the United States Government which may arise or result from TSRI’s receipt of research support from the United States Government.

3.9  Reservation of Rights. In keeping with the sole license granted herein, TSRI reserves the right to use for any internal research purposes within its not-for-profit corporate mission and the right to allow other nonprofit or academic institutions to use for its own internal research purposes any Licensed Patent Rights and Licensed Biological Materials licensed hereunder, without TSRI or such other institutions being obligated to pay Licensee any royalties or other compensation. TSRI shall have no obligation to notify or inform Licensee of such use.

3.10 Novartis Research Products Non-Exclusive License. The license rights granted by TSRI to Licensee under this Agreement are subject to the non-exclusive license rights granted to Novartis pursuant to the Novartis Research Products Non-Exclusive License.

4. Stock License Fee. Licensee shall issue to TSRI Licensee’s common stock representing [***] ownership of Licensee on a fully-diluted basis once Licensee has raised [***] of equity funding. Said shares shall be issued pursuant to a customary Stock Acquisition Agreement, in a form mutually approved by Licensee and TSRI.

5. Royalties.

5.1  Royalties on Net Sales. Licensee shall pay to TSRI earned royalties on Net Sales of Licensee of Licensed Product, Licensed Process, and Licensed Service, on a country-by-country basis, as follows:

5.1.1 Primary Sub-Fields. For use in the Human Therapeutics, Human Diagnostics and Human Imaging Reagent Sub-Fields:

[***] of the first [***] of annual Net Sales for a particular Licensed Product, Licensed Process or Licensed Service;

[***] of the next [***] of annual Net Sales for a particular Licensed Product, Licensed Process or Licensed Service;

[***] of any net sales in excess of [***] annual Net Sales for a particular Licensed Product, Licensed Process or Licensed Service.

5.1.2 Research Tool or Other Sub-Fields. For the Sub-Fields of Research Tool and Other (e.g., applications relating to industrial enzymes, agricultural uses or environmental uses), the parties shall negotiate in good faith to determine the appropriate royalties for such Licensed Product, Licensed Process, or Licensed Service prior to any sales thereof by Licensee. Licensee may, from time to time during the term hereof, provide TSRI with written notice of intent to market and sell Licensed Products, Licensed Processes or Licensed Services, or any of them, in the Research Tool or Other Sub-Fields and propose an applicable royalty rate for such Licensed Product, Licensed Process or Licensed Service. The parties shall, not more than ten (10) days after delivery of such notice from Licensee to TSRI, meet and negotiate in good faith the applicable royalties therefor and Commercial Development Plan applicable thereto (in accordance with the provisions of Section 6.1 below). The failure of the parties to agree upon applicable royalties and Commercial Development Plan within sixty (60) days from

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delivery of such notice shall give either party the right to demand arbitration pursuant to the provisions of Section 14.9 (Arbitration) below.

5.2  Royalties on Sublicensing Revenues. Licensee shall pay to TSRI earned royalties on Sublicensing Revenues received by Licensee under Sublicenses, on a country-by-country basis, in an amount equal to [***] of annual Sublicensing Revenues.

5.3 [***]

5.4  No Multiple Royalties. Only one royalty (which shall be the highest of the royalties owed to TSRI pursuant to Sections 5.1 and 5.2 above) shall be due under Sections 5.1 and 5.2 above, (i) in the event that more than one Valid Claim within the Licensed Patent Rights is applicable to any Licensed Product, Licensed Service, Licensed Process or Licensed Biological Material, or (ii) in the event a Licensed Service utilizes or incorporates a Licensed Product or Licensed Process, on which royalties are payable hereunder.

5.5  Arms-Length Transactions. On sales of Licensed Products, Licensed Services, Licensed Processes, or Licensed Biological Materials which are made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Section 5 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products on or about the time of such transaction. Notwithstanding the foregoing, no royalty shall be payable on sales of Licensed Products, Licensed Services, Licensed Processes or Licensed Biological Materials among Licensee and its Sublicensees where such sales are not for end use by Licensee or its Sublicensees, nor shall a royalty be payable for any of the foregoing which are distributed in research and/or development or as part of a clinical trial or as promotional free samples.

5.6  Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Product, Licensed Process or Licensed Service shall terminate (a) on a country-by-country basis concurrently with the expiration of the last to expire of a Valid Claim within Licensed Patent Rights that covers such Licensed Product, Licensed Process or Licensed Service; or (b) for a Licensed Product, Licensed Process, or Licensed Service which is not covered by a Valid Claim within Licensed Patent Rights, but utilizes or incorporates a Licensed Biological Material, fifteen (15) years after the date of the first commercial sale or such Licensed Product, Licensed Process, or Licensed Service; and (c) for Licensed Biological Materials, fifteen (15) years from the date of first commercial sale.

5.7 Combination Products.

5.7.1 Definition of Combination Product. As used herein, the term “Combination Product” shall mean a Licensed Product, Licensed Process or Licensed Service, as applicable, which cannot be manufactured, used, offered to sell, or sold without (a) infringing Licensed Patent Rights, and (b) utilizing one or more patents of (i) a third party’s patent rights which are licensed pursuant to an agreement between Licensee and such third party, or (ii) TSRI under a license agreement other than this Agreement (collectively referred to herein as “Other Patent Rights”).

5.7.2 Royalty Payable on Combination Products. The royalty payable by Licensee for sales by Licensee or its Affiliates of a Combination Product shall be the royalty rate set forth in

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Section 5.1 (Royalties on Net Sales) above applied to a pro rata portion of Net Sales of Combination Products in accordance with the following formula:

[***]

[***]

[***]

[***]

The fair market values described above shall be determined by the parties hereto in good faith. In the absence of agreement as to the fair market value of all of the components contained in a Combination Product, the fair market value of each component shall be determined by arbitration in accordance with the provisions of Section 14.9 (Arbitration) hereof. Notwithstanding the foregoing, in no event shall the royalty payable by Licensee for sales by Licensee or its Affiliates of a Combination Product be less than [***] of the royalty otherwise payable as set forth in Section 5.1 (Royalties on Net Sales) above.

5.8  Royalty Payments Timing. Royalties payable pursuant to Section 5 herein shall be payable by Licensee quarterly, within sixty (60) days after the end of each calendar quarter, based upon Net Sales and Sublicensing Revenues accrued during the immediately preceding calendar quarter.

6. Reports on Progress, Sales or Payments.

6.1 Commercial Development Plan.

6.1.1 Commercial Development Plan; Human Therapeutics, Human Diagnostics, and Human Imaging Reagents. On or before the expiration of ninety (90) days from the Effective Date, Licensee shall provide to TSRI a plan for the commercial development of the subject matter of the Licensed Patent Rights, for the purpose of bringing such subject matter to the point of commercial use in the marketplace (the “Commercial Development Plan”). The Commercial Development Plan is hereby incorporated by reference into this Agreement. The Commercial Development Plan submitted by Licensee shall, at a minimum, provide that:

(a)  during the first two (2) years after the Effective Date, Licensee shall (itself or through Sublicensees or others) spend at least [***] applicable to the research and development efforts identified in the Commercial Development Plan;

(b)  in years three (3) to five (5), Licensee shall (itself or through Sublicensees or others) spend at least [***] per year for the research, development, sales and marketing of Licensed Products;

(c) reasonable commercialization obligations in subsequent years; and

(d) milestones or other benchmarks (“Benchmarks”) to measure progress against plan.

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6.1.2 Commercial Development Plan; Research Tools. Concurrently with delivering the notice of intent to market and sell Licensed Product, Licensed Processes or Licensed Services, or any of them, in the Research Tool Sub-Field, and the commencement of good faith negotiations to determine the appropriate royalties for Research Tools as described in Section 5.1.2, Licensee shall provide to TSRI a Commercial Development Plan for the commercial development of Research Tools, for the purpose of bringing Research Tools to the point of commercial use in the marketplace. Said Commercial Development Plan for Research Tools shall, at a minimum, reaffirm Licensee’s intent and plan to develop and make Research Tools, and to make Research Tools readily and presently available for sale to the research community on commercially reasonable terms. In the event that Licensee does not present a Commercial Development Plan for the commercial development of Research Tools on or before December 31, 2004, TSRI shall have the right (but not the obligation) to convert the exclusive license with respect to Research Tools to a nonexclusive license, as permitted in Section 6.3 (Right to Reduce Field or Convert to Nonexclusive License) below. Such proposed Commercial Development Plan shall also describe reasonable commercialization obligations, milestones and benchmarks to measure progress of commercialization thereof. TSRI may not unreasonably withhold approval of any such proposed Commercial Development Plan.

6.1.3 Commercial Development Plan; Other. Concurrently with delivering the notice of intent to market and sell Licensed Products, Licensed Processes or Licensed Services, or any of them, in the Other Sub-Field and the commencement of good faith negotiations to determine the appropriate royalties for such Licensed Products, Licensed Processes or Licensed Services in the Other Sub-Field, as described in Section 5.1.2, Licensee shall provide to TSRI a Commercial Development Plan for the commercial development of such Licensed Products, Licensed Processes or Licensed Services in the applicable Other Sub-Field, for the purpose of bringing such Licensed Products, Licensed Processes or Licensed Services in the applicable Other Sub-Field to the point of commercial use in the marketplace. Such proposed Commercial Development Plan shall describe reasonable commercialization obligations, milestones and benchmarks to measure progress of commercialization thereof. TSRI may not unreasonably withhold approval of any such proposed Commercial Development Plan.

6.2 Progress Reports on Commercial Development Plan.

(a)  Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the applicable Commercial Development Plan for each of the Sub-Fields within thirty (30) days after the anniversary of the Effective Date of each year. While these reports shall be treated as the Confidential Information of Licensee, Licensee recognizes that TSRI may be required to disclose certain aspects of the information included with the progress reports to comply with, and hereby consents to disclosures reasonably necessary to comply with, statutory and regulatory reporting requirements.

(b)  Each progress report in a particular Sub-Field will, until the first commercial sale of a Licensed Product within such Sub-Field, include, but not be limited to the following topics: (a) progress on research and development, (b) status of applications for regulatory approvals, (c) manufacturing, (d) sublicensing, (e) marketing, and (f) sales. Such topics shall describe events during the preceding year as well as plans for the upcoming year. Each progress reports in a particular Sub-Field will, from and after the first commercial sale of a Licensed Product within such Sub-Field, include only such information as is reasonably necessary to enable TSRI to comply with governmental reporting requirements applicable to TSRI. TSRI also encourages all progress reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights.

(c)  If reported progress differs materially from that projected in the applicable Commercial Development Plan, Licensee shall explain the reasons for such differences. In any such annual report, Licensee may propose amendments to the applicable Commercial Development Plan, acceptance of which by TSRI may not be denied unreasonably. Licensee agrees to provide any additional information reasonably required by TSRI to evaluate Licensee’s performance under this Agreement. Licensee may amend the milestones included within the Commercial Development Plan at any time upon written consent by TSRI, which consent shall not be unreasonably withheld. TSRI shall not unreasonably withhold approval of any request of Licensee to extend the time periods of the schedule described in the Commercial Development Plan if such request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Product to the point of commercial use.

6.3  Right to Reduce Field or Convert License to Nonexclusive. At any time during the term hereof, commencing two (2) years after the Effective Date of this Agreement, TSRI may provide Licensee with written notice of intent to reduce the scope of the Field (by eliminating an applicable Sub-Field) or to render the license set forth in Section 3 (Grant of License) non-exclusive with respect to an applicable Sub-Field if, in TSRI’s reasonable judgment, the progress reports furnished by Licensee do not demonstrate that Licensee: (a) has put the licensed subject matter into commercial use in the country or countries hereby licensed, directly or through a Sublicense, and is keeping the license subject matter reasonably available to the public; or (b) is engaged in research, development, manufacturing, marketing or sublicensing activity appropriate to achieving the goals set forth in the Commercial Development Plan. TSRI shall not have the right to deliver such notice if and to the extent Licensee shall have achieved the applicable Benchmark with respect to the applicable Sub-Field specified in the then-current Commercial Development Plan. Upon the receipt of such notice, the parties shall meet, discuss and negotiate in good faith what, if any, reduction to the scope of the Field or conversion of the license set forth in Section 3 (Grant of License) to non-exclusive, is appropriate under the circumstances. The failure of the parties to agree upon the expiration of ninety (90) days from delivery of such notice shall give either party the right to demand arbitration under the terms of Section 14.9 (Arbitration) below.

6.4  Reports on Net Sales and Sublicensing Revenues. Licensee shall submit to TSRI, no later than sixty (60) days after then end of each calendar quarter, a royalty report (the “Royalty Report”) setting forth the following information for the preceding calendar quarter:

(a) the number of Licensed Products sold by Licensee and its Affiliates;

(b) the total billings for such Licensed Products;

(c) an accounting for all Licensed Processes used or sold by Licensee and its Affiliates;

(d) an accounting of all revenues received by Licensee for Licensed Services performed;

(e) the amount of Licensed Biological Materials sold by Licensee and its Affiliates;

(f) the total billings for such Licensed Biological Materials;

(g) deductions applicable to determine the Net Sales;

(h) the amount and composition of Sublicensing Revenues that Licensee receives from its Sublicensees;

(i) the amount of royalty due thereon, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due.

Such Royalty Report shall be certified as correct by an officer of Licensee and shall include a detailed listing of all deductions from royalties.

6.5  Royalty Payments. Licensee agrees to pay and shall pay to TSRI with each Royalty Report the amount of royalty due with respect to such calendar quarter. If multiple technologies are covered by the license granted hereunder, Licensee shall specify which Licensed Patent Rights and Licensed Biological Materials are utilized for each Licensed Product, Licensed Process, and/or Licensed Service included in the Royalty Report. All payments due hereunder shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States dollars.

6.6  Foreign Sales. The remittance of royalties payable on Net Sales or Sublicensing Revenues outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of TSRI or its nominee in any commercial bank or trust company of TSRI’s choice located in that country, prompt written notice of which shall be given by Licensee to TSRI.

6.7  Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country for the accounts of TSRI shall be promptly paid by Licensee for and on behalf of TSRI to the appropriate governmental authority, and Licensee shall use its diligent efforts to furnish TSRI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on TSRI’s behalf shall be deducted from royalty payments due TSRI.

7. Record Keeping.

7.1  Maintenance of Records. Licensee shall keep, and shall require its Affiliates to keep, accurate records (together with supporting documentation) of Licensed Products, Licensed Services, Licensed Processes and Licensed Biological Materials made, used or sold under this Agreement, appropriate to determine the amount of royalties due to TSRI hereunder. Such records shall be retained for at least five (5) years following the end of the reporting period to which such records relate.

7.2  Examination of Records. The records shall be available during normal business hours for examination by an accountant selected by TSRI, for the sole purpose of verifying reports and payments hereunder. In conducting examinations pursuant to this Section, TSRI’s accountant shall have access to, and may disclose to TSRI, all records which TSRI reasonably believes to be relevant to the calculation of royalties under Section 5. All such information received by TSRI’s accountant and disclosed to TSRI shall be deemed Confidential Information of Licensee. Except as set forth above, TSRI’s accountant shall not disclose to TSRI any information other than information relating to the accuracy of reports and payments made hereunder.

7.3  Expenses for Examination; Interest Charge. Such examination by TSRI’s accountant shall be at TSRI’s expense, except that if such examination shows an underreporting or underpayment in excess of [***] for any twelve (12) month period, then Licensee shall pay the cost of such examination as well as any additional sum that would have been payable to TSRI had the Licensee reported correctly, plus interest on said sum at the rate of [***] per month. All payments due hereunder shall be made within fifteen (15) days of receipt of a written demand from TSRI.

8. Patent Matters.

8.1 Patent Prosecution and Maintenance. From and after the date of this Agreement, the provisions of this Section 8 (Patent Matters) shall control the prosecution and maintenance of any patent included within Licensed Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including any reissues, reexaminations, appeals to appropriate patent offices and/or courts, interferences and foreign oppositions); and (b) maintain the patents issuing therefrom. TSRI shall select the patent attorney, subject to Licensee’s written approval, which approval shall not be unreasonably withheld. Both parties hereto agree that TSRI may, at its sole discretion, utilize TSRI’s Office of Patent Counsel in lieu of or in addition to independent counsel for patent prosecution and maintenance described herein, and the fees and expenses incurred by TSRI with respect to work done by such Office of Patent Counsel and/or independent counsel shall be paid as set forth below. Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to Licensed Patent Rights. TSRI shall use its best efforts to implement all reasonable and timely requests made by Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Licensed Patent Rights. So long as Licensee agrees to pay, and in fact pays, costs in accordance with the provisions of this Section 8 (Patent Matters), TSRI shall apply for, prosecute and maintain such patents and obtain such Licensed Patent Rights as Licensee shall reasonably request.

8.2 Information to Licensee. TSRI shall keep Licensee timely informed with regard to the patent application and maintenance processes. TSRI shall deliver to Licensee copies of all patent applications, amendments, related correspondence, and other related matters in a timely matter. TSRI shall use its best efforts to (i) promptly provide copies to Licensee of all correspondence received from the relevant patent office or authority (the “PTO”); (ii) promptly provide copies to Licensee of all correspondence directed to the PTO prior to submission of such correspondence (including, but not limited to, patent applications, responses to office actions, and any amendments); (iii) allow Licensee thirty (30) days to comment on any such correspondence directed to the PTO; and (iv) incorporate Licensee’s comments in any such correspondence.

8.3 Patent Costs. Licensee acknowledges and agrees that the license granted hereunder is in partial consideration for Licensee’s assumption of patent costs and expenses as described herein. Subject to the provisions of Section 8.5 (Abandonment), Licensee agrees to pay and shall pay for all expenses incurred pursuant to Section 8.1 (Patent Prosecution and Maintenance) hereof. In addition, Licensee agrees to reimburse and shall reimburse TSRI for all patent costs and expenses paid or incurred in connection with Licensed Patent Rights. Licensee agrees to pay and shall pay all such past and future patent expenses within thirty (30) days after Licensee receives an itemized invoice therefor. Payment can be made directly to independent counsel, or to TSRI.

8.4 Ownership. The patent applications filed and the patents obtained by TSRI pursuant to Section 8.1 (Patent Prosecution and Maintenance) hereof shall be owned solely by TSRI, assigned solely to TSRI and deemed a part of Licensed Patent Rights.

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8.5 Abandonment.

8.5.1 Abandonment by Licensee. Licensee may elect, with a minimum of ninety (90) days prior written notice to TSRI, to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Licensed Patent Rights on a country-by-country basis. Licensee shall remain liable for all patent prosecution and maintenance costs incurred prior to the date of notice of election and for a ninety (90) day period following date of such notice. Any patent application or patent in any country for which Licensee elects to discontinue payment shall, upon the expiration of such 90-day period, be converted to a non-exclusive license in such country for purposes of this Agreement, and non-exclusive rights relating thereto in such country shall revert to TSRI and may be freely licensed on a non-exclusive basis by TSRI. In the event that TSRI shall receive in a country an offer to license such reverted technology on an exclusive basis in exchange for, among other things, payment of patent costs and expenses for such technology in such country, then, if TSRI desires to accept such opportunity, TSRI shall provide Licensee with written notice of such exclusive license opportunity. Licensee shall have fifteen (15) business days within which to elect to assume payment of all patent costs and expenses (as described in Section 8.3 (Patent Costs) above) on account of such technology in such country, in which event the license granted in Section 3 (Grant of License) above shall again be an exclusive grant. If Licensee does not provide TSRI with written notice of intent to assume patent costs and expenses (as described in Section 8.3 (Patent Costs) above), then TSRI shall have the right to license such technology in such country to such entity on an exclusive basis, and all rights relating thereto in such country shall revert to TSRI.

8.5.2 Default by Licensee. Failure of Licensee to pay patent costs and expenses as set forth in Section 8.3 (Patent Costs) shall, upon the expiration of three (3) business days notice from TSRI without payment, relieve TSRI from its obligation to incur any further patent costs and expenses. For the avoidance of doubt, should Licensee be in arrears for any patent costs and expenses due TSRI or independent counsel, TSRI shall have the right, at its sole discretion, upon the expiration of such 3-business day period to cease all patent prosecution and allow Licensed Patent Rights to go abandoned. Such action by TSRI shall not constitute a breach of this Agreement.

8.5.3 Termination. If at any time during the term of this Agreement, Licensee’s rights with respect to Licensed Patent Rights are terminated, TSRI shall have the right to take whatever action TSRI deems appropriate to obtain or maintain the corresponding patent protection. If TSRI pursues patents under this Section 8.5.3 (Termination), Licensee agrees to cooperate fully, including by providing at no charge to TSRI, all appropriate technical data and executing all necessary legal documents reasonably necessary for TSRI to pursue such patent protection. All information or technical data delivered by Licensee to TSRI shall be deemed Confidential Information of Licensee hereunder.

8.6 Infringement Actions.

8.6.1 Notice. Licensee and TSRI shall each inform the other promptly in writing of any substantial infringement by a third party of the Licensed Patent Rights covering Licensed Products, Licensed Services and/or Licensed Processes which comes to their attention and of any available evidence thereof.

8.6.2 Licensee’s Right to Sue. During the term of this Agreement, the parties shall consult with each other regarding the infringement of any patent within Licensed Patent Rights. During or following said consultation, Licensee shall have the first and sole right to take steps to abate the infringement and/or to institute, prosecute and control at its own expense any action or proceeding with respect to any infringement of such patent by a third party and, in furtherance of such right, TSRI hereby agrees that Licensee may include and join TSRI as a party plaintiff in any such suit, without expense to

TSRI. If Licensee determines that such action against an infringer would be commercially unreasonable, then Licensee may elect to not take any such action or institute any such proceeding. In this regard, Licensee shall be entitled to use its reasonable commercial discretion in determining (a) whether to contact and/or institute any action or proceeding against an alleged third party infringer; (b) the timing of any contact with an alleged third party infringer and/or action or proceeding to be instituted against an alleged third party infringer; (c) the venue of any action or proceeding to be instituted against an alleged third party infringer; and (d) should there be more than one alleged third party infringer, which alleged infringer to contact regarding its alleged infringement or against whom any action or proceeding is to be brought, it being further understood and agreed that, during such time as Licensee is pursuing any action or proceeding against one alleged third party infringer, Licensee shall have no obligation to contact and/or pursue additional alleged infringers.

8.6.3 TSRI’s Right to Sue. If, in the case of a third party infringement for which Licensee decides not to pursue an action and provides TSRI its reasons why such action is commercially unreasonable, TSRI disagrees with Licensee’s assessment that such actions are commercially unreasonable, and TSRI desires to pursue an action to prevent such infringement, then TSRI may initiate an arbitration as provided in Section 14.9 (Arbitration) below for a determination of whether Licensee’s position is correct that it is commercially unreasonable to take action against such infringer. In the event such arbitrator finds that Licensee’s reasons for not pursuing an action are legitimate (i.e., that an action would be commercially unreasonable), then Licensee shall have no further obligation with respect thereto. In the event such arbitrator finds that Licensee’s reasons are insufficient and that an action would be commercially reasonable, then Licensee or its Sublicensee, at Licensee’s option, may pursue an action against such third party infringer. In the event that Licensee or its Sublicensee does not pursue such action, then TSRI shall have the right to pursue the infringement action against such third party infringer, in which case TSRI shall indemnify, defend and hold Licensee harmless from any costs, expenses or liability respecting all such actions undertaken by TSRI. In the event that TSRI does take action against such third party infringer, then Licensee will pay up to [***] of TSRI’s litigation expenses, including reasonable attorney’s fees. In the event that TSRI recovers money as a result of a judgment or settlement in such action, Licensee shall receive [***] of such judgment or settlement, after reimbursement to TSRI and Licensee of the litigation expenses borne by each. Alternatively, at Licensee’s option, Licensee may terminate its license as to the patents within Licensed Patent Rights that are the subject of such action upon written notice to TSRI. If TSRI takes no action against such third party infringer, then Licensee will have no obligation to TSRI.

8.6.4 Licensee’s Action. In the event that Licensee determines to bring suit against an alleged third party infringer, any recovery of damages shall be distributed pursuant to Section 8.6.5 below. In the event such infringement adversely affects the scope or validity of the Licensed Patent Rights, no settlement, consent judgment or other voluntary disposition of any such suit may be entered into without the consent of TSRI, which consent shall not be unreasonably withheld or delayed. TSRI shall have fifteen (15) days from the date of Licensee’s written notice to TSRI either to consent or object in writing, stating in reasonable detail the reasons for withholding consent. No response within such period shall be deemed to constitute TSRI’s consent. Licensee shall indemnify TSRI against any order for costs that may be made against TSRI as a result of any action or inaction by Licensee in such proceedings. Notwithstanding the foregoing, TSRI may elect at its option to participate in the prosecution of any such infringement action through counsel of its own choice at its own expense.

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8.6.5 Recovery by Licensee. In the event Licensee shall undertake the enforcement of the Licensed Patent Rights covering the Licensed Products, Licensed Services, or Licensed Processes, any recovery of damages by Licensee as a result of a judgment or settlement in such action, shall first be applied in satisfaction of any litigation expenses of Licensee and TSRI relating to such suit, and TSRI shall receive [***] of the balance remaining from any such recovery.

8.6.6 Cooperation. In any infringement suit which either party may institute to enforce the Licensed Patent Rights pursuant to this Agreement, or in a suit for patent infringement which is brought by a third party against TSRI or Licensee, which either party or both parties are required or elect to defend, the other party hereto shall, at the request and the expense of the party initiating or defending such suit, cooperate in all reasonable respects and, to the extent reasonably possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

8.6.7 Settlement Sublicense. Licensee shall have the sole right, subject to the terms and conditions hereof, to sublicense any alleged infringer for past or future use of the Licensed Patent Rights and Licensed Technology for Licensed Products, Licensed Services, or Licensed Processes. Any upfront fees paid to Licensee as part of a sublicense made in settlement of the infringement action shall be applied first in satisfaction of any expenses and legal fees of Licensee relating to such suit and the balance remaining from any such recovery distributed as set forth in Section 5.2 (Royalties on Sublicensing Revenues).

8.7 Infringement Defense. Licensee shall have the first right, but not the obligation, to defend any suits against Licensee or Sublicensees alleging infringement of any third party patent right due to the development and/or commercialization of Licensed Products, Licensed Services or Licensed Processes by Licensee. If the alleged infringement results from the exercise of Licensed Patent Rights and not solely from the exercise of any other patent rights owned or controlled by Licensee, then this Section shall apply. Licensee shall promptly notify TSRI, and TSRI and Licensee shall confer with each other and cooperate during the defense of any such action. If Licensee finds it necessary or desirable for TSRI to become a party to such action, TSRI shall execute all papers or perform such other acts as may reasonably be required by Licensee. Licensee shall bear the costs and expenses associated with any such suit or action. TSRI shall be entitled to, at its expense, participate in and have counsel selected by it participate in any such action. In no event shall TSRI have any out-of-pocket liability for costs of litigation or royalties, damages and/or settlement amounts due to any third party (except for costs of its own counsel as provided above). If the third party patent right is held not to be infringed, unenforceable or invalid, by a court or other tribunal from which no appeal can be or is taken, any recovery of damages for such suit shall be applied first in satisfaction of any fees and expenses of TSRI and Licensee, on a pro rata basis, and Licensee shall be entitled to keep the balance remaining from any such recovery.

8.8 Validity Challenge. If a third party challenges the validity of the Licensed Patent Rights in a declaratory relief action or proceeding, in an opposition action, in an interference action or proceeding or other than in connection with a suit or proceeding described in Section 8.6 (Infringement Actions), Licensee and TSRI shall confer regarding the need and desirability of defending such challenge, and each party may apply its own business judgment as to whether to defend any litigation applicable to the challenge. In the event that Licensee elects to defend the Licensed Patent Rights against a challenge to the validity of the Licensed Patent Rights, Licensee shall assume responsibility to defend against that challenge, in consultation with TSRI.

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9. Indemnity and Insurance.

9.1 Indemnity.

(a) Licensee hereby agrees to indemnify, defend and hold harmless TSRI and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents (collectively, the “Indemnitees”) from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product or any claims arising from the use of any Licensed Patent Rights or Licensed Biological Materials pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of Licensee, as well as any member of the general public. Licensee shall use its reasonable efforts to have TSRI and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents named as additional insured parties on any product liability insurance policies maintained by Licensee, its Affiliates and Sublicensees applicable to Licensed Products.

(b) Licensee shall, at its own expense, provide attorneys reasonably acceptable to TSRI to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.2 Insurance.

(a) Beginning at the time any such Licensed Product, Licensed Process, or Licensed Service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate, and Licensee shall use reasonable efforts to have the Indemnitees named as additional insureds. During clinical trials of any such product, process or service, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as TSRI shall reasonably require, and Licensee shall use reasonable efforts to have the Indemnitees named as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for litigation costs. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to TSRI in its reasonable discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement.

(b) Licensee shall provide TSRI with written evidence of such insurance upon request of TSRI. Licensee shall provide TSRI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

(c) Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product, Licensed Process, or Licensed Service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee or by a Sublicensee, Affiliate or agent of Licensee; and (b) a reasonable period after such period, which in no event shall be less than fifteen (15) years.

(d) The failure of Licensee to obtain insurance as required by this Section 9 (Indemnity and Insurance) shall not be a default hereunder unless TSRI can show that insurance or replacement insurance providing comparable coverage as that described in this Section 9 is available at reasonable cost, with reasonable coverage and reasonable deductions. The failure of the parties to agree shall give either party a right to demand arbitration under Section 14.9 (Arbitration) below.

10. Limited Warranty; Liability Limitations.

10.1 Authority Warranty. TSRI hereby represents and warrants that it has full authority, right and power to enter into this Agreement.

10.2 Ownership Warranty. TSRI hereby represents and warrants that it has the right, title and interest necessary and appropriate to grant the licenses set forth in Section 3 (Grant of License). TSRI further represents and warrants that it has not previously entered into any written agreement to license or otherwise grant rights to use any of the Licensed Patent Rights or Licensed Biological Materials, other than as specified in this Agreement (including specifically Sections 3.8, 3.9, and 3.10).

10.3 Disclaimers. EXCEPT AS SET FORTH IN SECTIONS 10.1 AND 10.2 ABOVE, TSRI MAKES NO OTHER WARRANTIES CONCERNING LICENSED PATENT RIGHTS, LICENSED BIOLOGICAL MATERIALS OR LICENSED TECHNOLOGY COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO LICENSED PATENT RIGHTS, LICENSED BIOLOGICAL MATERIALS, OR ANY LICENSED TECHNOLOGY, LICENSED PRODUCT, LICENSED PROCESS, OR LICENSED SERVICE. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF LICENSED PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING LICENSED PATENT RIGHTS, LICENSED TECHNOLOGY OR LICENSED BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE BIOLOGICAL MATERIALS SUPPLIED BY IT OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.

10.4 Limits on Liability. IN NO EVENT SHALL TSRI BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER TSRI KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. TSRI’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE), OR ANY OTHER GROUNDS.

11. Confidentiality and Publication.

11.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without prior written consent of the other party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, Licensee may disclose Confidential Information of TSRI, with suitable protections in place, to the extent reasonably necessary to exploit the right and license granted to Licensee hereunder (including the right to authorize and grant sublicenses).

11.2 Publications. Licensee agrees that TSRI shall have a right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, TSRI’s right to publish.

11.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, public stockholders’ reports, or otherwise, relating to this Agreement or to any Sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 11.2 of this Agreement shall not be construed as publicity governed by this Section 11.3. Notwithstanding the foregoing, Licensee shall be entitled to furnish a copy of this Agreement to Licensee’s shareholders, prospective investors and professional advisors, to other parties with whom Licensee has or is evaluating a business relationship, under reasonable conditions of confidentiality, and to the U.S. Securities & Exchange Commission.

12. Term and Termination.

12.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement, and the license granted hereunder, shall terminate as provided in Section 5.6 hereof.

12.2 Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both parties.

12.3 Termination by TSRI. TSRI may terminate this Agreement as follows:

(a) If Licensee does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with Section 14.2) within thirty (30) days after the date the notice in writing of such non-payment is received by Licensee;

(b) If Licensee defaults in its indemnification obligations under Section 9 and fails to cure said default within sixty (60) days after the date the notice in writing of such default is received by Licensee;

(c) If Licensee defaults in the performance of any material obligation under this Agreement and the default has not been remedied within sixty (60) days after the date the notice in writing of such default is received by Licensee; provided however, that if Licensee disputes an asserted breach in writing within such sixty (60) day period, TSRI shall not have the right to terminate this Agreement unless and until it has been determined in an arbitration proceeding under Section 14.9 below that this Agreement was materially breached, and Licensee fails to cure such breach within seven (7) days after such determination;

(d) If by the first anniversary of the Effective Date, Licensee has not secured at least [***] in investment funding, which termination is effective upon the expiration of thirty (30) days after written notice by TSRI;

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(e) If Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it, which petition shall not have been dismissed upon the expiration of sixty (60) days after its filing. Such termination shall be effective immediately upon TSRI giving written notice to Licensee at the occurrence of such event;

(f) If Licensee is convicted of a felony relating to the manufacture, use or sale of Licensed Products, Licensed Services, Licensed Processes or Licensed Biological Material.

12.4 Termination by Licensee. Licensee may terminate this Agreement in its entirety, or as to any particular patent application or patent within the Licensed Patent Rights, (a) without cause, by giving ninety (90) days advance written notice of termination to TSRI or (b) in accordance with the provisions of Section 8.5 (Abandonment) above. From and after the effective date of a termination under this Section 12.4 (Termination by Licensee) with respect to a particular patent application or patent, such patent application or patent in the particular country or countries shall cease to be within the Licensed Patent Rights for all purposes of this Agreement.

12.5 Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of Licensee to make any and all reports and payments for the final quarterly reporting period, and the right of Licensee (and its Sublicensees) to continue to practice and use, on a royalty-free basis, the Licensed Patent Rights and the Licensed Technology. Further, upon such expiration, each party shall be required to continue to abide by its non-disclosure obligations as described in Section 11.1. The right of TSRI to audit pursuant to Section 7, and the parties’ respective obligations to indemnify as described in Section 9 hereof shall also survive expiration.

12.6 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the license granted hereunder shall terminate. Except as otherwise provided in Section 12.7 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture or market any Licensed Product, Licensed Service, or Licensed Process, or to otherwise use any Licensed Patent Rights or any Licensed Biological Materials. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Licensed Patent Rights or any Licensed Biological Materials; provided, however, that Licensee shall not be obligated to provide TSRI with proprietary information which Licensee can show that it independently developed. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Upon such termination, each party shall be required to abide by its nondisclosure obligations as described in Section 11.1. The right of TSRI to audit pursuant to Section 7, and the parties’ respective obligations to indemnify as described in Section 9 hereof, and the rights of the U.S. Government as described in Section 3.8, hereof shall also survive termination.

12.7 Work-in-Progress. Upon any such early termination of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such license which remain on hand as of the date of the termination, so long as Licensee pays to TSRI the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

12.8 Final Royalty Report. Upon termination or expiration of this Agreement, Licensee shall submit a final report to TSRI, and any payments due TSRI and unreimbursed patent expenses invoiced by TSRI shall become immediately payable.

13. Assignment; Successors.

13.1 Assignment. Any and all assignments of this Agreement or any rights granted hereunder by Licensee without the prior written consent of TSRI are void; provided, however, in the event Licensee is acquired by a third party (e.g., by merger, consolidation or purchase of substantially all assets), then this Agreement may be assigned to said third party acquirer, without the need for consent from TSRI, so long as the third party agrees to be bound by the terms of this Agreement.

13.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee. Any such successor or assignee of Licensee’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee.

14. General Provisions.

14.1 Independent Contractors. The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2 Late Payments. Late payments of any and all payments due hereunder shall be subject to a charge of [***] per month.

14.3 Governmental Approvals and Marketing of Licensed Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale and use of any Licensed Product, Licensed Service and/or Licensed Process, at Licensee’s expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product.

14.4 Patent Marking. To the extent required by applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

14.5 No Use of Name. The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the advertising or sale of Licensed Products is expressly prohibited.

14.6 U.S. Manufacture. To the extent required by applicable law, Licensee agrees to abide by the Preference for United States Industry as set forth in 37 CFR 401.14 (I).

14.7 Foreign Registration. Licensee agrees to register this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

14.8 Use of Biological Materials. With respect to Licensee’s use of any Licensed Biological Materials, Licensee hereby agrees to comply with all applicable statutes, regulations, and guidelines.

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Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 CFR 50 and 45 CFR 46. Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without complying with the applicable regulations of the appropriate national control authorities.

14.9 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

14.9.1 Location. The location of the arbitration shall be in the County of San Diego.

14.9.2 Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

14.9.3 Discovery. Unless the parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness’s name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

14.9.4 Case Management. Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute but in any event by the expiration of sixty (60) days from appointment of the arbitrators hereunder.

14.9.5 Remedies. The arbitrators shall enforce the terms of this Agreement in accordance with applicable law. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

14.9.6 Expenses. The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

14.9.7 Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, the substance of the arbitrators’ decision may be disclosed. If the arbitrators’ decision and the arbitration award are not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

14.10 Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

14.11 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.

14.12 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.13 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by arbitration or a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

14.14 No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

14.15 Name. Whenever there has been an assignment or a Sublicense by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall also include and refer to, if appropriate, such assignee or Sublicensee. In the event of acquisition, merger, change of corporate name, or reorganization of Licensee, Licensee shall notify TSRI in writing within thirty (30) days of such event.

14.16 Attorneys’ Fees. In the event of a dispute between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default, subject to the provisions in Section 14.9.6 hereof.

14.17 Force Majeure. In the event either party is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the party so prevented or delayed shall be excused from the performance of such obligation to the extent and during the period of such prevention or delay.

14.18 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For TSRI:	The Scripps Research Institute
Attention: Director, Technology Development
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Fax No.: (858) 784-9910

with a copy to:	The Scripps Research Institute
Attention: General Counsel
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Fax No.: (858) 784-9399

For Licensee:	Ambrx, Inc.
Attention: Chief Business Officer
10410 Science Center Drive
San Diego, California 92121
Fax No.: (858) 630-4394

Notice shall be deemed delivered upon the earlier of (a) when received; (b) three (3) days after deposit into the mail; (c) the date notice is sent via telefax, telex or cable; or (d) the day immediately following delivery to overnight courier (except Sunday and holidays).

14.19 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE		AMBRX, INC.

By:	/s/ Arnold LaGuardia	By:	/s/ Troy E. Wilson

Title:	Executive Vice President	Title:	Chief Business Officer

Exhibit A

Licensed Patent Rights

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***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.